Exhibit 4.56

FORM OF EXECUTIVE EMPLOYEE NON-COMPETITION, NON-SOLICITATION,

CONFIDENTIAL INFORMATION AND WORK PRODUCT AGREEMENT

In consideration of my employment and the compensation paid to me by Changyou.com Limited, a Cayman Island company, or a subsidiary or variable interest entity thereof (Changyou.com Limited or any such subsidiary or variable interest entity referred to herein individually and collectively as “Changyou”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

1. Non-Competition. During the term of my employment agreement with Changyou.com Limited and continuing after the termination of such employment agreement for the longer of (i) one year after the termination of such employment agreement for any reason and (ii) such period of time as Changyou is paying to me any severance benefits (the “Noncompete Period”), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of Changyou. “Competitor” means any business of the type and character of business in which Changyou engages or proposes to engage and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that, in any event, produces, distributes or provides the same or substantially similar kind of product or service as Changyou. On the date of this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement (this “Agreement”), “Competitors” of Changyou include without limitation: Shanda Interactive Entertainment Limited, Netease.com Inc., Tencent Holdings Ltd., Perfect World Co. Ltd, Giant Interactive Group, Inc., The9 Limited, Netdragon Websoft, Inc., Taomee Holdings Limited, Shenzhen ZQ Game Technology Corporation, Guangzhou Huaduo Network Technology Co., Ltd (duowan.com), Kongzhong Corp, and KingSoft Corporation Limited. Such list of examples of “Competitors” of Changyou may be updated by Changyou from time to time so that includes all competitors listed in Changyou’s annual reports on Form 20-F filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”).

2. Nonsolicitation. During the Noncompete Period, I will not, either for my own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of Changyou or any other person who may have been employed or engaged by Changyou during the term of my employment with Changyou unless that person has not worked with Changyou within the six months following my last day of employment with Changyou; (ii) solicit business or relationship in competition with Changyou from any of Changyou’s customers, suppliers or partners or any other entity with which Changyou does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his or her employment with Changyou; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with Changyou.

3. Confidential Information.

(a) While employed by Changyou and indefinitely thereafter, I will not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of Changyou, or disclose any such Confidential Information to anyone outside of Changyou or to anyone within Changyou who has not been authorized to receive such information, except as directed in writing by an authorized representative of Changyou.

(b) “Confidential Information” means all trade secrets, proprietary information, and other data and information, in any form, belonging to Changyou or any of their respective clients, customers, consultants, licensees or affiliates that is held in confidence by Changyou. Confidential Information includes, but is not limited to computer software, the structure of Changyou’s online game development platform, business plans and arrangements, customer lists, marketing materials, financial information, research, and any other information identified or treated as confidential by Changyou or any of their respective clients, customer, consultants, licensees or affiliates. Notwithstanding the foregoing, Confidential Information does not include information which Changyou has voluntarily disclosed to the public without restriction, or which is otherwise known to the public at large.

4. Rights in Work Product.

(a) I agree that all Work Product (as hereinafter defined) will be the sole property of Changyou. I agree that all Work Product that constitutes original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and, therefore, the property of Changyou. I agree to waive, and hereby waive and irrevocably and exclusively assign to Changyou, all right, title and interest I may have in or to any other Work Product and, to the extent that such rights may not be waived or assigned, I agree not to assert such rights against Changyou or its licensees (and sublicensees), successors or assigns.

(b) I agree to promptly disclose all Work Product to the appropriate individuals in Changyou as such Work Product is created in accordance with the requirements of my job and as directed by Changyou.

(c) “Work Product” means any and all inventions, improvements, developments, concepts, ideas, expressions, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how and show-how, or parts thereof conceived, developed, or otherwise made by me alone or jointly with others (i) during the period of my employment with Changyou or (ii) during the six month period next succeeding the termination of my employment with Changyou if the same in any way relates to the present or proposed products, programs or services of Changyou or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during my regular working hours, and whether or not made on Changyou premises.

5. Employee’s Prior Obligations. I hereby certify I have no continuing obligation to any previous employer or other person or entity which requires me not to disclose any information to Changyou.

6. Employee’s Obligation to Cooperate. At any time during my employment with Changyou and thereafter upon the request of Changyou, I will execute all documents and perform all lawful acts that Changyou considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I agree to render to Changyou or its nominee all reasonable assistance as may be required:

(a)	In the prosecution or applications for letters patent, foreign and domestic, or re-issues, extensions and continuations thereof;

(b)	In the prosecution or defense of interferences which may be declared involving any of said applications or patents;

(c)	In any administrative proceeding or litigation in which Changyou may be involved relating to any Work Product; and

(d)	In the execution of documents and the taking of all other lawful acts which Changyou considers necessary or advisable in creating and protecting its copyright, patent, trademark, trade secret and other proprietary rights in any Work Product.

The reasonable out-of-pocket expenses incurred by me in rendering such assistance at the request of Changyou will be reimbursed by Changyou. If I am no longer an employee of Changyou at the time I render such assistance, Changyou will pay me a reasonable fee for my time.

7. Termination; Return of Changyou Property. Upon the termination of my employment with Changyou for any reason, or at any time upon Changyou’s request, I will return to Changyou all Work Product and Confidential Information and notes, memoranda, records, customer lists, proposals, business plans and other documents, computer software, materials, tools, equipment and other property in my possession or under my control, relating to any work done for Changyou, or otherwise belonging to Changyou, it being acknowledged that all such items are the sole property of Changyou. Further, before obtaining my final paycheck, I agree to sign a certificate stating the following:

“Termination Certificate

This is to certify that I do not have in my possession or custody, nor have I failed to return, any Work Product (as defined in the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement between Changyou.com Limited (“Changyou”) and me) or any notes, memoranda, records, customer lists, proposals, business plans or other documents or any computer software, materials, tools, equipment or other property (or copies of any of the foregoing) belonging to Changyou.”

8. General Provisions.

(a) This Agreement contains the entire agreement between me and Changyou with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings related to the subject matter hereof, whether written or oral; provided however, that this Agreement shall not supersede (i) the Trade Secret and Confidentiality Agreement dated as of                      and (ii) the Non-Compete Agreement date as of                     , each between Beijing AmazGame Age Internet Technology Co., Ltd., a company incorporated in the People’s Republic of China (the “Beijing AmazGame”), and me (collectively, the “Beijing AmazGame Agreements”), and (iii) the Employee Obligations Agreement between Changyou and me as in effect prior to the date hereof (the “Prior Employee Obligations Agreement”), which shall continue with full force and effect with respect to, or arising in connection with, all of the subject matters thereof through the date immediately prior to the date hereof, provided, however that in the event of a conflict between any provision of this Agreement and any provision of either of the Beijing AmazGame Agreements or any provision of the Prior Employee Obligations Agreement, the provision of this Agreement shall prevail. This Agreement may not be modified except by a written agreement signed by Changyou and me.

(b) This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. At the option of the party initiating the claim, any dispute, controversy or claim arising out of or relating to this Agreement may be settled by arbitration to be held in the Hong Kong S.A.R. under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when a Notice of Arbitration with respect thereto is submitted in accordance with the Arbitration Rule. The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties. The number of arbitrators will be three, one of whom will be appointed by the party asserting a claim against the other party or parties, one of whom will be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom will be selected by mutual agreement, if possible, within thirty days after the selection of the second arbitrator. The language of the arbitration will be Mandarin Chinese and any foreign language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document. Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

(c) In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area, or over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(d) If, after application of paragraph (c) above, any provision of this Agreement will be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement will be severed, and after any such severance, all other provisions hereof will remain in full force and effect.

(e) Changyou and I agree that either of us may waive or fail to enforce violations of any part of this Agreement without waiving the right in the future to insist on strict compliance with all or parts of this Agreement.

(f) My obligations under this Agreement will survive the termination of my employment with Changyou regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with Changyou. My obligations under this Agreement will be binding upon my heirs, executors and administrators, and the provisions of this Agreement will inure to the benefit of the successors and assigns of Changyou.

(g) I agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and necessary to ensure the preservation, protection and continuity of Changyou’s business, employees, Confidential Information, and intellectual property rights. Accordingly, Changyou is without an adequate legal remedy in the event of my violation of any of the covenants set forth in this Agreement. I agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to Changyou, each of the covenants made by me under this Agreement shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that Changyou post a bond or that Changyou prove any damages.

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IN WITNESS WHEREOF, the undersigned employee and Changyou have executed this Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement effective as of January 1, 2012.

Signature of Employee:	Changyou.com Limited

By:
Printed name of employee:		Name:
Title:

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